Exhibit 3.1

Filed in the Office of Secretary of State State Of Nevada Business Number E0149142014 - 4 Filing Number 20190351575 Filed On 12/13/2019 12:50:00 PM Number of Pages 3

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BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www,nvsosgg.v

..Profi t c orporation:

Certificate of Amendment (PuRsuANrro NRs 18.380 & 18.385178.390)

Certificate to Accompany Restated Articles or Amended and Restated Articles (PuRsuANr ro NRs 78.4o3J

Officer's Statement (PuRsuANrro NRs 8o o3oJ

4. Effective Date and Time: (Optional)	Date: Time: (must not be later than 90 days after the certificate is filed)
5. Information Being Changed: (Domestic corporations only)	Changes to takes the following effect: [] The entity name has been amended. [] The registered agent has been changed. (attach Certificate of Acceptance from new registered agent) O The purpose of the entity has been amended. [x] The authorized shares have been amended. [] The directors, managers or general partners have been amended. [] IRS tax language has been added. [] Articles have been added. [] Articles have been deleted. [] Other. The articles have been amended as follows: (provide article numbers, if available) Article 3 has been amended - See attached Annex A (attach additional page(s) if necessary)
6. Signature: (Required)	X Daniel R Pr General Counsel Signature of Officer or Authorized Signer Title X Signature of Officer or Authorized Signer Title *If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

Please Include any required or optional Information in space below:
(attach additional page(s) if necessary)

This form must be accompanied by appropriate fees.

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Revised: 1/1/2019

Annex A Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations (Pursuant to NRS 78.385 and 78.390 • After Issuance of Stock) MEDICINE MAN TECHNOLOGIES, INC. Article3 of the Corporation's Articles of Incorporation is hereby amended to provide as follows: The Corporation is authorized to issue two classes of shares, designated "Preferred Stock" and "Common Stock." The number of shares of Prefen·ed Stock authorized is l 0,000,000, par value $0.00 l and the number of shares of Common Stock authorized 250,000,000, par value $0.00 I. The preferred Stock may be divided into such number of series as the Board may determine. The Board is authorized to determine and alter the right, preferences, privileges and restrictions granted and imposed upon any wholly unissued series of Preferred Stock, and to fix the number and designation of shares of any series of Preferred Stock. The Board, within limits and restrictions stated in any resolution of the Board, originally fixing the number of shares constituting any series may increase or decrease, but not below the number of such series then outstanding, the shares of any subsequent series.

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NEVADA STATE BUSINESS LICENSE MEDICINE MAN TECHNOLOGIES, INC. Nevada Business Identification # NV20141198339 Expiration Date: 03/31/2020 In accordance with Title 7 of Nevada Revised Statutes, pursuant to proper application duly filed and payment of appropriate prescribed fees, the above named is hereby granted a Nevada State Business License for business activities conducted within the State of Nevada . Valid until the expiration date listed unless suspended, revoked or cancelled in accordance with the provisions in Nevada Revised Statutes. License is not transferable and is not in lieu of any local business license, permit or registration. License must be cancelled on or before its expiration date if business activity ceases. Failure to do so will result in late fees or penalties which, by law, cannot be waived . Certificate Number: B20191213439180 You may verify this certificate online at http://www.nvsos.gov IN WITNESS WHEREOF, I have hereunto set my hand and affixed the Great Seal of State, at my office on 12/13/2019. BARBARA K. CEGAVSKE Secretary of State

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